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                  [SMITH, GAMBRELL & RUSSELL, LLP LETTERHEAD]



    DAVID W. SANTI
    (404) 815-3739
E-MAIL: DSANTI@sgratl.com



                               December 10, 1997



Citizens Bancshares Corporation
175 John Wesley Dobbs Avenue, N.E.
Atlanta, Georgia 30303

First Southern Bancshares, Inc.
2727 Panola Road
Lithonia, Georgia 30058

     Re: Agreement and Plan of Merger under which First Southern Bancshares, Inc. will merge with and into Citizens Bancshares Corporation

Gentlemen:

     We have acted as counsel to Citizens Bancshares Corporation ("CBC") in connection with the proposed merger (the "Merger") of First Southern Bancshares, Inc. ("FSB"), with and into CBC, pursuant to the terms of and as described in that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of October 1, 1997 by and between CBC and FSB, described in the CBC Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about October 16, 1997 (the "Registration Statement"). At your request, in connection with the filing by CBC of the Registration Statement and the Proxy Statement/Prospectus of CBC and FSB as amended through the date hereof (the "Proxy Statement/Prospectus") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meanings given therefor in the Proxy Statement/Prospectus.

     For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of CBC and FSB set forth therein, and upon certain statements and representations made to us in certificates by officers of CBC and FSB, respectively, in each case without independent verification thereof. We have, with your consent, assumed the accuracy and completeness of the statements and representations contained in such certificates and have further assumed that the statements and representations contained in such certificates will be complete and
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accurate as of the Effective Time.  We have also relied on the accuracy and completeness of the statements and representations contained in the Proxy Statement/Prospectus. In addition, for purposes of this opinion, we have assumed that at least fifty percent (50%) of the outstanding shares of FSB Common Stock will be exchanged for CBC Common Stock in the Merger, and that the shares of FSB Common Stock constitute capital assets in the hands of each holder thereof.

     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

    (1)  The Merger will constitute a reorganization under Code SS368(a)(1)(A).

    (2) Holders of shares of FSB Common Stock who exchange such shares solely for shares of CBC Common Stock will not recognize gain or loss on the exchange. The federal income tax basis of shares of CBC Common Stock received in exchange for shares of FSB Common Stock will be equal to the holder's basis of the shares of FSB Common Stock surrendered in exchange therefor (reduced by the basis allocable to any fractional interest in any share of CBC Common Stock for which cash is received), and the holding period of such CBC Common Stock will include the holding period of the shares of FSB Common Stock surrendered in exchange therefor.

    (3) The receipt of cash in lieu of fractional shares of CBC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CBC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of CBC Common Stock redeemed as provided under S302(a) of the Code. Any gain or loss recognized will be capital gain or loss in an amount equal to the difference between the cash received and the basis of the fractional share of CBC Common Stock surrendered.

    (4) Holders of FSB Common Stock who dissent from the Merger and receive cash in an amount equal to the "fair value" of their shares will recognize capital gain or loss in an amount equal to the difference between the cash received and the basis of each share of FSB Common Stock surrendered.

    (5) Neither FSB nor CBC will recognize gain or loss for federal income tax purposes as a consequence of the Merger.

     The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein
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are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

     No opinion is expressed with respect to any of the following:

     (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

     (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

     (iii) The federal income tax consequences of any aspect of the Merger to holders of FSB Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, life insurance companies, tax exempt entities and foreign taxpayers, or to holders of FSB Options which are exchanged for or converted into options or warrants to acquire CBC Common Stock.

     We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement/Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    SMITH, GAMBRELL & RUSSELL, LLP


                                    /s/ David W. Santi
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                                        David W. Santi